Exhibit 1

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and any subsequent amendments thereto, and have duly executed this joint filing agreement as of the date set forth below.

Date: June 16, 2021

Clearlake Capital Group, L.P.

By: CCG Operations, L.L.C., its general partner,
By: CCG Global LLC, its managing member.

By:	/s/ John Cannon
Name: John Cannon
Title: Attorney-in-Fact

José Enrique Feliciano

By:	/s/ John Cannon
Name: John Cannon
Title: Attorney-in-Fact

Behded Eghbali

By:	/s/ John Cannon
Name: John Cannon
Title: Attorney-in-Fact

[Signature Page to Joint Filing Agreement]